Exhibit 99.3

EXHIBIT C-1

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [                        ]

BETWEEN

[NMG HOLDINGS, INC.]

AND

TRIBUNE COMPANY

i

ii

Exhibits

Exhibit A – Certain Definitions

iii

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement” ) dated as of                   , 2008 is between [NMG Holdings, Inc.], a Delaware corporation (“Cablevision Member”), and Tribune Company,(1) a Delaware corporation (“Tribune Member”).  Capitalized terms used but not defined elsewhere herein shall have the meanings assigned to them in Exhibit A.

WHEREAS, Cablevision Member, Tribune Member and CSC Holdings, Inc. are parties to a Formation Agreement dated as of May 11, 2008 (as the same may be amended from time to time, the “Formation Agreement”);

WHEREAS, pursuant to the Formation Agreement, each of Cablevision Member and Tribune Member will contribute, or cause to be contributed, to the Company certain assets and liabilities in exchange for a membership interest in the Company;

WHEREAS, the Members desire to enter into this Agreement, which shall constitute the limited liability company agreement of the Members under the Act, for the purpose of setting forth the agreements of the Members as to the affairs of the Company and the conduct of its Business:

NOW THEREFORE, in consideration of the premises and other covenants and conditions contained herein, the parties agree as follows:

ARTICLE 1
The Company

Section 1.1.            Formation.

(a)           A certificate of formation of the Company was filed in the office of the Secretary of State of the State of Delaware on                   , 2008.

(b)           Tribune Member and Cablevision Member hereby agree to be, and are hereby, admitted as, members of the Company.

(c)           As of the date of this Agreement, after giving effect to the transactions described in Section 1.3, Tribune Member shall have a Percentage Share equal to [2.8571]%, and Cablevision Member shall have a Percentage Share equal to [97.1429]%.(2)

(1)           Tribune Company will transfer its interest to Newsday, Inc. as permitted by the Formation Agreement (provided that such assignment shall not relieve Tribune from its obligations hereunder).

(2)           If the Specified Amount (as defined in the Formation Agreement) contributed by the Cablevision Member is more or less than the Contemplated Amount, contributes more or less than $30 millionthe Contemplated Amount (as defined in the Formation Agreement) pursuant to Section 1.3(c)(y) (the “Expense Contribution”), the Percentage Shares will be adjusted based on a total equity value equal to the sum  of $670 million plus the Specified Aamount (as defined in the Formation Agreement)of the Expense Contribution, and an equity value of the Membership Interest of the Tribune Member of $20 million.

Section 1.2.            Name.  The name of the Company shall be “[                        ], LLC” or such other name as may be determined by the Board from time to time.

Section 1.3.            Organizational Contributions and Actions.  Concurrently with the execution and delivery of this Agreement, the following actions are taking place pursuant to the Formation Agreement:

(a)           Tribune Member is contributing to the Company all of the Newsday Assets.  The Members agree that the Newsday Assets have an Agreed Value (inclusive of any amount paid or Excluded Accounts Receivable transferred by Tribune Member to the Company pursuant to Section 1.5 of the Formation Agreement, provided that any interest component of any such amount shall be treated for purposes of this Agreement as interest on a loan) of $632 million.

(b)           Immediately after the execution of this Agreement, the Company is entering into the Debt Financing.

(c)           Cablevision Member is contributing to the Company (x) the Notes and (y) the Specified Amount to be used to pay commitment fees and other expenses in connection with the Debt Financing.  The Members agree that the Notes have an Agreed Value of $650 million as of the date of contribution.

(d)           The Company is making a special distribution to Tribune Member of in the amount of the Special Distribution Amount (the “Special Distribution”).

Section 1.4.            Registered Office; Chief Executive Office.  The Company shall maintain a registered office and registered agent in Delaware to the extent required by the Act, which office and agent shall be as determined by the Board from time to time.  Initially (and until otherwise determined by the Board), the registered office in Delaware, and the name and address of the Company’s registered agent in Delaware, shall be as specified in the certificate of formation of the Company as originally filed.  The chief executive office of the Company shall be located at such place as shall be determined by Board from time to time.

Section 1.5.            Purpose; Duration.

(a)           The purpose of the Company is to engage in any business or activity determined by the Board for which a limited liability company may be formed under the Act.  The Company shall have all the powers necessary or convenient to accomplish the purposes of the Company or consistent with the furtherance thereof.

(b)           Subject to Section 8.1, the Company shall have perpetual existence.

Section 1.6.            Liability of the Members Generally.  Except as otherwise expressly provided in this Agreement or the Act, no Member (or former Member) shall be obligated to make any contribution of capital to the Company or have any liability for the debts and obligations of the Company.  This Section 1.6 is in furtherance of, and not in limitation of, Section 18-303(a) of the Act.

ARTICLE 2
Management and Operations of the Company

Section 2.1.            Management of the Company’s Affairs.  The management of the Company is vested (without limitation of any express authority granted to any Member hereunder) exclusively in the Board.  Without limitation of any express authority granted to any of the Members hereunder, no Member, by virtue of its status a Member, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into Contracts on behalf of, or otherwise to bind, the Company.

Section 2.2.            Board.  There is hereby established a Board of the Company (the “Board”).  The initial number of members of the Board (each member of the Board is referred to herein as a “Director”) shall be five, of whom four shall be appointed by Cablevision Member (the “Cablevision Directors”) and one shall be appointed by Tribune Member (the “Tribune Director”).  The Member appointing any Director may, at any time and from time to time, change the Directors appointed by such Member.  An individual may serve as a Director notwithstanding any other position he or she may hold with the Company.  The identity of the Tribune Director shall be subject to the approval of the Cablevision Member, not to be unreasonably withheld.   The Tribune Director shall not be entitled to receive any information beyond the information required to be supplied to the Tribune Member hereunder.

Section 2.3.            Meetings and Voting.

(a)           The Board shall hold meetings on such specific dates, and at such times, as shall be determined by a majority of the Directors, upon such notice as the Board shall determine.  The Board shall not be required to hold meetings, and the failure of the Board to hold, or any delay in holding, any such meetings shall not affect the authority of the Board to take action at any meeting of the Board that is held or by written consent of any Officer, committee or other Person to which the Board has delegated authority.  Any Director may waive notice to such Director of a meeting of the Board, in writing, before, at or after the meeting.  The attendance of any Director at a meeting of the Board shall constitute a waiver of notice to such Director of such meeting.  Directors may participate in any meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other simultaneously, and such participation in a meeting will constitute presence in person at such meeting.

(b)           The presence of a majority of the Directors shall constitute a quorum at all meetings of the Board.  Presence of the Tribune Director shall not be required to achieve a quorum.

(c)           Action may be taken by the Board by approval of a majority of all Directors present at any meeting at which a quorum exists.

(d)           Any action may be taken by the Board without a meeting thereof and without prior notice to the Directors if the approval for such action by a majority of all of the appointed Directors is set forth in one or more written consents.  Written consents pursuant to this Section 2.3(d) shall be filed with the minutes of the proceedings of the Board; provided, that the failure to file, or any delay in filing, any such written consent shall not affect the validity of any action in fact taken by the Board by such written consent.

(e)           Any Director may appoint a proxy (including any Officer) to act on his or her behalf and to vote in his or her stead at any meeting of the Board or to execute any written consent if he or she delivers notice thereof to the Company.

(f)            The Board may in its sole discretion appoint one or more committees consisting of such members of the Board, Officers or other Persons as shall be designated by the Board, which committee(s) shall have and may exercise such (or all) of the powers and authority of the Board with respect to the management of the business and affairs of the Company and/or as provided under this Agreement, as may be provided in a written resolution of the Board.  Where the Board so delegates any authority provided to it under this Agreement, the relevant reference to the Board in this Agreement describing such authority shall be deemed to be a reference to the committee(s), Officers or Person(s) to which such authority is delegated.  Any committee designated pursuant to this Section 2.3(f) shall fix its own rules or procedures (including as to quorum and vote required to take action) and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board.  Such committee(s) may take action by written consent in the same manner as provided in paragraph (d) above.

(g)           Subject to the provisions of this Agreement, the Board may regulate its proceedings (and such committee(s) may regulate the proceedings of such committee) as the Board (or such committee(s)) determines.

Section 2.4             Officers.

(a)           Powers and Duties.  The Board may from time to time appoint officers of the Company (the “Officers”).  The Officers shall have such titles and authority as the Board shall determine from time to time.

(b)           Titles and Number.  The Officers may (without limitation) include a Chief Executive Officer, Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer and one or more Assistant Secretaries and Assistant Treasurers.  Any person may hold two or more offices.  Each Officer shall perform such duties and exercise such other powers as are commonly incident to a similarly titled officer of a corporation; provided, however, that any term of this Agreement to the contrary notwithstanding, each Officer shall be subject to the control of the Board and the authority and responsibilities of each Officer shall be subject to the limitations, if any, imposed by any agreement between the Company and such Officer or any determination by the Board.

(c)           Appointment and Term of Office.  The Officers shall be appointed at such time and for such term as the Board shall determine.  Any Officer may be removed, with or without cause, only by the Board.  Vacancies in any office may be filled only by the Board.

(d)           Powers of Attorney.  The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

ARTICLE 3
Rights and Duties of, and Restrictions on, Members

Section 3.1.            Capital Requirements; Capital Contributions.

(a)           In the event that the Board determines in its sole discretion that the Company requires additional funding, it will first consider raising such funds through loans from the Members (or their Affiliates) or, at the Board’s sole discretion, Third Parties.  Loans from Members (and their Affiliates) will be on terms comparable to those that could be obtained by the Company in an arm’s-length financing with a Third Party, as determined in good faith by the Board.  Tribune Member shall have the right to participate with Cablevision Member or any Affiliate thereof in any such loan to the Company made by Cablevision or an Affiliate thereof, pro-rata according to its Percentage Share.  No Member shall be required to participate in any such loan, and in the event that the Members (including the Cablevision Member) are unwilling to loan sufficient funds to the Company to meet the Board’s funding call, the Board may call for Capital Contributions as provided in paragraph (b) below.  The Board shall not be required to consider raising such funds through loans (whether from Third Parties or the Members) if it has determined to accept a Capital Contribution from the Cablevision Member consisting of assets other than cash.

(b)           Except as provided in Section 1.3(a) or 1.3(b), no Member shall be obligated to make Capital Contributions to the Company.  In the event that the Board in its discretion determines that a Capital Contribution should be made to the Company (which may be in the form of cash or assets), other than by a new Member that is not an Affiliate of a Member in consideration of the issuance to such Member of its Company Interest, it shall give each other Member written notice of such determination at least 10 days prior to making such Capital Contribution, specifying the amount of the Capital Contribution and the date on which it is to be made.  Each other Member may elect to participate in such Capital Contributions (pro-rata in accordance with its Percentage Share) by giving written notice to the Company at least 5 days prior to the date specified for the making of the Capital Contribution.  In the event of a Capital Contribution of assets by the Cablevision Member, any matching Capital Contribution made by the other Members shall be in the form of cash.  The Agreed Value of the assets contributed (x) pursuant to the exercise of the contribution option contained in the Melville Lease (such assets are referred to herein as the “Melville Premises”) will be determined as provided in the Melville Lease, and (y) by the Cablevision Member (or any other Member with the consent of the Board) shall be the Agreed Value thereof (the “Contributed Asset Value”) as determined in good faith by the Board, which shall be set forth in the notice of the Board described above; provided that to the extent that the Contributed Asset Value of assets contributed to the Company by the Cablevision Member exceeds $25,000,000 in any fiscal year of the Company (“Excess Contributions”), if the Tribune Member disputes the Contributed Asset Value of such Excess

Contributions, the dispute shall be resolved pursuant to Section 6.5 and paragraph (c) below.  In the event that a Member fails to so elect to participate in such Capital Contribution, its Percentage Share shall be reduced, effective the date of the making of such Capital Contribution, in accordance with the following formula:

In the case of any Capital Contribution by the Members (other than by a new Member that is not an Affiliate of a Member in consideration of the issuance to such Member of its Company Interest), the Percentage Share of the non-contributing Member immediately following such Capital Contribution shall be reduced by, and the Percentage Share of the contributing Members shall be increased (pro rata based on the portion of the Capital Contribution funded by such Members) by a number of percentage points (or fraction thereof) equal to the quotient of (i) the aggregate amount of such Capital Contributions made by all Members, multiplied by the Percentage Share of such non-contributing Member immediately prior to such Capital Contribution, divided by (ii) a fraction, the numerator of which is equal to the sum of the Company FMV immediately prior to such Capital Contribution plus the aggregate amount of such Capital Contributions, and the denominator of which is 100.  The Percentage Shares will be adjusted pursuant to this paragraph to reflect the excess of the Agreed Value of the Melville Premises over the amount of the Melville Distribution.

“Company FMV” means the Fair Market Value of the Company on the date of the contribution, as determined by the Cablevision Member (subject to paragraph (c) below and Section 6.5).

(c)           In the event that the Tribune Member disputes the Cablevision Member’s determination of the Company FMV or the Contributed Asset Value of Excess Contributions, the dispute shall be resolved pursuant to Section 6.5, provided that until such dispute is resolved, for all purposes of this Agreement, the Percentage Shares of the Members shall be determined as if the Company FMV specified by the Cablevision Member were the final Company FMV or the Contributed Asset Value specified by the Board were the final Contributed Asset Value (and if the Company FMV or Contributed Asset Value as determined pursuant to Section 6.5 differs from such Company FMV or Contributed Asset Value, the parties will enter into appropriate arrangements to put the Company and the Members into the same position as they would have been in had the Cablevision Member’s or the Board’s determination of the Company FMV or Contributed Asset Value been the same as the Company FMV or Contributed Asset Value as determined pursuant to Section 6.5).

Section 3.2.            Admission of New Members.  Persons may be admitted to the Company as Members and additional Company Interests may be created and issued to those Persons on such terms and conditions as may be determined by the Board in its sole discretion.  The consideration to be paid or given by a Person in connection with the issuance of a Company Interest thereto shall be determined by the Board in its sole discretion.  Such terms of admission or issuance shall be determined by the Board in its sole discretion and shall include without limitation the Percentage Shares applicable to such Company Interests and may provide for the creation of different classes or groups of Members or Company Interests having different rights, powers, and duties and any other appropriate changes to this Agreement necessary to reflect the terms and conditions of such transaction; provided that Section 7.3 shall be applicable to the terms of admission of any new Member that is an Affiliate of Cablevision Member.  The creation of any new class or group shall be reflected in an amendment to this Agreement to be approved by the Board in its sole discretion.  Any such admission is effective only after the new Member has executed and delivered to the Company a document evidencing its agreement to be bound by this Agreement.

Section 3.3.            Filings; Duty of Members to Cooperate.  The Company shall promptly cause to be executed, delivered, filed, recorded or published, as appropriate, and each Member will, as requested by the Company from time to time but at the sole expense of the Company, execute and deliver (and cause its Affiliates to execute and deliver) to the Company: (a) all certificates, documents and other instruments that the Company deems necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware or as a foreign limited liability company in all other jurisdictions in which the Company may, or may desire to, conduct business or have Company Property; (b) any amendment to the certificate of formation of the Company or any instrument described in clause (a) required because of, or in order to effectuate, an amendment to this Agreement, or any change in the membership of the Company, in accordance with the terms hereof; (c) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Company deems necessary or appropriate to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, or the completion thereof; and (d) such other certificates, documents and other instruments (including assumed or fictitious name certificates (or similar documents)) as are required by law or by any Governmental Authority to be executed by them in connection with the Company’s business as conducted or proposed to be conducted by the Company or any of its Subsidiaries from time to time; provided, however, that no Member shall be required to take any action pursuant to this clause (d) that it considers in good faith may have a materially adverse effect (other than by reason of facilitating the conduct of the Company’s business by the Company or any of its Subsidiaries) on it or any of its Affiliates.

Section 3.4.            Certain Restrictions.  Neither Member may, without the written consent of the other Member unilaterally dissolve, terminate, liquidate or wind up the affairs of the Company, except to the extent expressly permitted or required under Article 8 and Section 3.5(b).

Section 3.5.            Powers of Members.

(a)           The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.  Except as provided in Section 3.5(b), the approval or consent of the Members shall not be required in order to authorize the taking of any action by the Company and the Members shall have no right to reject, overturn, override, veto or otherwise approve or pass judgment upon any action taken by the Board or an authorized Officer of the Company, unless and then only to the extent that, (i) this Agreement shall expressly provide therefor, (ii) such approval or consent shall be required by non-waivable provisions of the Act or (iii) the Board in its sole discretion shall determine that obtaining such approval or consent would be appropriate or desirable.  The Members, as such, shall have no power to bind the Company.  Except as may otherwise be provided by the Act or this Agreement, the affirmative vote of the Members holding a majority of Percentage Shares shall be required for action by the Members.

(b)           The following actions by the Board or the Company shall require the unanimous approval of the Members:

(i)            declaring or making distributions other than on a pro rata (based on Percentage Shares) basis (other than the Special Distribution);

(ii)           altering a Member’s interest in profits, losses and other item of income, gain, loss and deduction, or any distribution (except as provided by Section 3.1 or 3.2);

(iii)          authorizing or effecting a dissolution or liquidation of the Company or any Subsidiary of the Company;

(iv)          except as provided under applicable Law, voluntarily filing a bankruptcy petition or similar proceeding for the Company or any Subsidiary of the Company;

(v)           (x) except as provided in Section 3.2, amending the certificate of formation of the Company or this Agreement in a manner that would adversely affect any Member in a manner not affecting all Members in the same way or (y) amending the certificate of formation or operating agreement of any Subsidiary of the Company in a manner that would adversely affect any Member;

(vi)          except for conforming changes in connection with the admission of a new Member, amending, modifying or altering Sections 1.3, 2.1, 2.2 (other than to increase the size of the Board), 2.3, 3.1, 3.5, 4.3, 4.4(a) and (b), 5.4, 6.1, 6.2, 6.3, 6.4, 6.5, 7.3 (except as provided therein), 7.4 and Article VIII of this Agreement and definitions as used therein; and

(vii)         any waiver of the requirements of Section 7.3.

(c)           For the avoidance of doubt, except for those actions listed in Section 3.5(b), the management of the Company shall be under the direction of the Board.

Section 3.6.            Meetings of Members.

(a)           Meetings; Notice of Meetings.  Meetings of the Members, including any special meeting, may be called by the Cablevision Member or the Board from time to time.  Notice of any such meeting shall be given to all Members not less than 10 nor more than 30 Business Days prior to the date of such meeting and shall state the location, date and hour of the meeting and the agenda for the meeting.  Meetings shall be held at the location (within or without the State of Delaware), date and hour set forth in the notice of the meeting.

(b)           Waiver of Notice.  No notice of any meeting of Members need be given to any Member that submits a signed waiver of notice, whether before or after the meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in a written waiver of notice.  The attendance of any Member at a meeting of Members shall constitute a waiver of notice of such meeting, except when the

Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)           Quorum.  Except as otherwise required by the Delaware Act or this Agreement, the presence in person or by proxy of the holders of record of a majority of Percentage Shares shall constitute a quorum for the transaction of business at such meeting.

(d)           Voting.  If (i) the Board has fixed a record date, every holder of record of Company Interests entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members shall be entitled to vote pro rata in accordance with their respective Percentage Share, in such Member’s name at the close of business on such record date or (ii) no record date has been so fixed, every holder of record of such Company Interests entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members shall be entitled to vote pro rata in accordance with their respective Percentage Share, in such Member’s name on the close of business on the day next preceding the day on which notice of the meeting is given or the first consent in respect of the applicable action is executed and delivered to the Company, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  Except as otherwise required by the Act or this Agreement, the vote of Members holding a majority of Percentage Shares at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

(e)           Proxies.  Each Member may authorize any Person to act for such Member by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Member or such Member’s attorney-in-fact.  No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Member executing it unless otherwise provided in such proxy; provided, however, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(f)            Organization.  Each meeting of Members shall be conducted by such Person as the Board may in its sole discretion designate from time to time.

(g)           Action Without a Meeting.  Any action that may be taken at any meeting of the Members may be taken without a meeting by the written consent of Members holding sufficient Percentage Shares to approve the action in question, setting forth the action so taken, and the writing or writings (including any waivers of notice) shall be filed with the minutes of the proceedings of Members.

ARTICLE 4
Distributions and Allocations

Section 4.1.            Capital Accounts.

(a)           A Capital Account shall be maintained for each Member in accordance with the rules of Treasury Regulations Sections 1.704-1(b)(2)(iv).  The Capital Account of each Member shall be credited with: (i) the amount of any Capital Contribution made in cash by such

Member; (ii) the Agreed Value (net of any liabilities the Company is considered to assume or take subject to under Section 752 of the Code) of any Capital Contribution made in property other than cash by such Member; (iii) allocations to such Member of Net Income pursuant to Section 4.2; and (iv) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.  A Member’s Capital Account shall be debited with: (w) the amount of any cash distributed to such Member; (x) the Agreed Value (net of liabilities that such Member is considered to assume or take subject to under Section 752 of the Code) of any property other than cash distributed to such Member; (y) allocations to such Member of Net Loss pursuant to Section 4.2; and (z) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.  The Members agree to treat the Notes as “readily tradable on an established securities market” within the meaning of the Treasury Regulation Section 1.704-1(b)(2)(iv)(d)(2).  Each Member’s Capital Account shall be adjusted as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of Company Property at Agreed Value upon the occurrence of any event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i) or (ii) based upon the manner in which gain or loss upon a sale of all the assets of the Company for Agreed Value would be allocated.

(b)           In the event that any Company Interest is transferred in accordance with this Agreement, the transferee(s) of such Company Interest shall succeed to all of the transferor’s Capital Account.  For purposes of Section 4.2, any allocations theretofore made to a transferring Member with respect to a transferred Company Interest shall be deemed to have been made to the transferee for purposes of making future allocations.

Section 4.2.            Book Allocation of Net Income and Net Loss.

(a)           Except as otherwise provided in Section 4.2(b) through (h), Net Income and Net Loss shall be allocated to the Members in proportion to their respective Percentage Shares.

(b)           If there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain during such year (which share of such net decrease shall be determined under Treasury Regulation Section 1.704-2(g)(2)).  It is intended that this Section 4.2(b) shall constitute a “minimum gain chargeback” described in Treasury Regulation Section 1.704-2(f).

(c)           If there is a net decrease during a Company taxable year in the Minimum Gain Attributable to a Member Nonrecourse Debt (as determined under Treasury Regulation Section 1.704-2(i)(3)), any Member with a share of Minimum Gain Attributable to such Member Nonrecourse Debt at the beginning of such year shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Minimum Gain Attributable to such Member Nonrecourse Debt (as determined under Treasury Regulation Section 1.704-2(g)(2)), during such year.  It is intended that this Section 4.2(c) shall constitute a “minimum gain chargeback” described in Treasury Regulation Section 1.704-2(i)(4).

(d)           Items of Company loss, deduction or Section 705(a)(2)(B) Expenditure that are attributable to a Member Nonrecourse Debt (“Member Nonrecourse Deductions”) shall be allocated among the Members who bear the Economic Risk of Loss for such Member Nonrecourse Debt.  This provision is to be interpreted in a manner consistent with the requirements of Treasury Regulation Section 1.704-2(i)(1).

(e)           The Nonrecourse Deductions for each taxable year of the Company shall be allocated among the Members in accordance with their respective Percentage Shares.

(f)            In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.  This provision is intended to be a “qualified income offset” described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and is to be interpreted in a manner consistent therewith.

(g)           To the extent that an adjustment to the adjusted tax basis of any Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Company Property) or loss (if the adjustment decreases the basis of the Company Property), and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), as the case may be.

(h)           In the event that any item of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure is allocated pursuant to Section 4.2(b) through (g), subsequent items of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure (as determined for purposes of computing Net Income or Net Loss) shall, to the extent consistent with Sections 4.2(b) through (g), be allocated between the Members so as to eliminate as quickly as possible on a proportionate basis, with respect to each Member, any disparity between (i) the sum of (x) such Member’s Capital Account balance and (y) such Member’s share of Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debts determined in accordance with Treasury Regulation Section 1.704-2(g) and (i)(5) and (ii) the Capital Account which such Member would have had if all Company Minimum Gain and Minimum Gain Attributable to any Member Nonrecourse Debt had been realized and all allocations of Net Income and Net Loss had been made pursuant to Section 4.2(a) (without giving effect to the reference therein to Section 4.2(b) through (h)).

(i)            In the event that the Percentage Shares of the Members shall change pursuant to the terms of this Agreement, there shall be an interim closing of the books of the Company as of the close of the day of such change (the “Interest Change Date”).  The Net Income or Net Loss of the Company for the period ending on the Interest Change Date shall be allocated to the Members in accordance with their respective Percentage Shares in effect prior to the Interest Change Date.  The Net Income or Net Loss of the Company for any period commencing after the Interest Change Date shall be allocated to the Members in accordance with their respective Percentage Shares in effect after the Interest Change Date.  Notwithstanding the foregoing, if the Interest Change Date is not the last day of a month, Net Income or Net Loss of the Company for the month in which the Interest Change Date occurs shall be prorated on a daily basis between the portion of the month ending on the Interest Change Date and the remainder of such month.

Section 4.3.            Tax Allocations.

(a)           For income tax purposes all items of income, gain, loss, deduction and credit shall be allocated among the Members in the manner set forth in Section 4.2; provided, however, that: (i) all items of income, gain, loss and deduction with respect to any property contributed to the Company by a Member (or revalued pursuant to the last sentence of Section 4.1(a)) shall be allocated for income tax purposes so as to take into account any variation between the adjusted tax basis of such property and its Agreed Value at the time of contribution (or the event requiring revaluation) in accordance with Section 704(c) of the Code (and Treasury Regulation Section 1.704-1(b)(2)(iv)(f)) and (unless the Tax Matters Member determines to use a different method in the case of a revaluation of Company Property or with respect to a contribution of property other than the Newsday Assets) the remedial method described in Treasury Regulation Section 1.704-3(d); and (ii) creditable foreign taxes shall be allocated in accordance with Treasury Regulation § 1.704-1(b)(4)(viii).  Any increase (or decrease) in taxable income or loss resulting from adjustments to the basis of the assets of the Company made pursuant to Section 743 of the Code shall be taken into account by the Member or Members to which such adjustment is attributable.

(b)           In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 4, the Tax Matters Member is hereby authorized to make new allocations in reliance on the Code and such Treasury Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member; provided, however, that the Tax Matters Member shall further make such other offsetting allocations of items of income, gain, loss, deduction or credit, to the extent permitted under the Code and Treasury Regulations, as may be required such that, considered together with such new allocations, resulting overall allocations of Net Income and Net Loss hereunder shall, to the greatest extent possible, be made in accordance with Section 4.2(a).

(c)           For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in Net Income shall be such Member’s Percentage Share.

(d)           If the Internal Revenue Service makes any adjustment pursuant to Section 482 of the Code with respect to any transaction between a Member (or an Affiliate of a Member) and the Company, Net Income and Net Loss shall nonetheless be determined on the basis of the terms of the transaction as agreed by the parties, and appropriate allocations shall be made for tax purposes to reflect the economic arrangement between the parties.

Section 4.4.            Distributions.

(a)           In addition to the Special Distribution and any Melville Distribution, subject to and in accordance with applicable Law and any limitations contained elsewhere in this Agreement, on or before the 30th day following the delivery to each Member of the financial statements described in Sections 5.4(a) and (b), the Company shall distribute all Distributable Cash to the Members.  Other distributions by the Company to Members of cash or property shall be determined by the Board in its sole discretion.

(b)           Except for the Special Distribution and any Melville Distribution, distributions shall be made only to all Members simultaneously in accordance with their respective Percentage Shares at the time thereof.

(c)           In the event that the Tribune Member contributes the Melville Premises to the Company or a Subsidiary thereof, the Company shall borrow money pursuant to a loan financing (the “Melville Debt Financing”) structured in a manner similar to the Debt Financing, including a guarantee by an Affiliate of Cablevision Member and an indemnity arrangement similar to the Tribune Indemnity Agreement, and use the proceeds of such loan to make a distribution to the Tribune Member immediately following the contribution of the Melville Premises (the “Melville Distribution”) in an amount equal to 97% of the Agreed Value of the Melville Premises (determined as provided in the Melville Lease).

(d)           The Company shall, to the extent required by applicable law, withhold taxes from distributions made to any Member or pay taxes on behalf of any Member pursuant to Section 1446 of the Code or any similar provision of federal, state, local, or foreign law.  Any taxes so withheld or paid by the Company shall be deemed to have been distributed to such Member or, to the extent that any such tax is not withheld from a distribution, such Member shall promptly reimburse the Company therefor.

Section 4.5.            No Interest; No Return of Capital.  No interest shall be payable on the Capital Contributions, or in respect of the Capital Accounts, of the Members.  Except as expressly set forth herein, no Member shall have the right to require that any portion of its Capital Contributions or Capital Account be returned or otherwise paid over to it.

ARTICLE 5
Accounting and Taxation

Section 5.1.            Fiscal Year.  The books and records of the Company shall be kept on an accrual basis and the fiscal year of the Company shall be the calendar year, unless the Board otherwise determines in its sole discretion.

Section 5.2.            Maintenance of Books and Records.  At all times during the continuance of the Company, the Company shall keep or cause to be kept, at the chief executive office of the Company, full and complete books of account.  The books of account shall be maintained in a manner that provides sufficient assurance that:

(a)           transactions of the Company are executed in accordance with the general or specific authorization consistent with the provisions of this Agreement; and

(b)           transactions of the Company are recorded in such form and manner as will: (i) permit preparation of federal, state and local income and franchise tax returns and information returns in accordance with this Agreement and as required by law; and (ii) permit preparation of the Company’s financial statements in accordance with GAAP.

Section 5.3.            Access to Books of Account.  Except as provided under Section 18-305(a) of the Act, no Member (other than Cablevision Member) shall have a right of access to the books, records, facilities, officers and employees of the Company.

Section 5.4.            Financial Statements.

(a)           Annual Statements.  As soon as practicable, but in any event by no later than 90 days, after the end of each fiscal year of the Company, the Company shall prepare and deliver to each Member an unaudited consolidated balance sheet for the Company and an unaudited consolidated statement of operations and statement of each Member’s Capital Account as at the end of, and for, such fiscal year, prepared in accordance with GAAP, except that such statements shall not include footnotes.

(b)           Quarterly Statements.  As soon as practicable, but in any event by no later than 45 days, after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Company shall prepare and deliver to each Member (i) (x) unaudited consolidated statements of operations of the Company for such fiscal quarter and for the entire current fiscal year through the end of such fiscal quarter and (y) an unaudited consolidated balance sheet of the Company as at the end of such fiscal quarter and (ii) a statement of each Member’s Capital Account as of the end of such fiscal quarter.  Such statements shall not include footnotes.

(c)           Other Financial Statements.  The Company shall deliver to each Member a copy of any financial statements of the Company required to be delivered to the lenders under the instruments governing the Debt Financing at or promptly following the same time that such financial statements are delivered to such lenders.

Section 5.5.            Taxation.

(a)           The Members intend that the Company shall be treated as a “partnership” for United States federal, state, local and foreign income and franchise tax purposes and each Member agrees to take all reasonable actions, including the execution of such amendments of this Agreement and the execution or amendment of other documents, to enable the Company to qualify for and receive such treatment as a “partnership” for such purposes.

(b)           Except as otherwise provided herein, all elections by the Company for federal, state and local income and franchise tax purposes shall be determined by the Tax Matters Member, except where law provides that the election shall be made by the Members.  The Tax Matters Member (at the expense of the Company) shall prepare and file or cause to be prepared and filed all income tax and other tax returns required to be filed by the Company and the Tax Matters Member shall provide copies of any such income tax returns to the other Members for their review and comment at least 15 days prior to filing.

Section 5.6.            Tax Matters Member.  Cablevision Member shall be the Tax Matters Member.

ARTICLE 6
Restrictions on Disposition of Company Interests

Section 6.1.            Limitations on Disposition of Company Interests.  Except as otherwise provided in this Article 6, and for Dispositions to Wholly-Owned Affiliates, the Members (other than Cablevision Member and its Successors) will not Dispose of all or any part of their Company Interest without obtaining the prior written consent of the Cablevision Member, such consent not to be unreasonably withheld.  It shall, without limitation, be deemed reasonable for Cablevision Member to withhold consent to any Disposition of another Member’s Company Interest (i) if the transferee or an Affiliate thereof is a competitor of Cablevision Member or an Affiliate thereof (in any business conducted by them) or (ii) the entire consideration to be received by the Member in such Transaction is not cash or if all of Tribune’s Company Interest is not being Disposed.  Notwithstanding the foregoing, no Member (other than Cablevision Member) shall Dispose of all or any part of its Company Interest to a Person that at the time of the Disposition is not a QIB that is also a QP.  Notwithstanding any provision of this Agreement, there shall be no restrictions on Cablevision Member’s or its Successors’ right to Dispose of all or any part of their Company Interest at any time.  For purposes of this Article 6, any sale of a Person who directly or indirectly Controls a Member shall be deemed a Disposition of such Member’s Company Interest; provided, that neither a sale of equity of Tribune Company, nor a transaction that results in the sale of all or substantially all of the properties and assets of Tribune Company and its Subsidiaries, shall be deemed a Disposition by Tribune Member of its Company Interest for purposes of this Article 6.  For purposes of Sections 6.1 through 6.5, all Company Interests held by a Member and its Affiliates shall be aggregated, and such Sections shall apply to all such Company Interests as if they were held by the Cablevision Member or Tribune Member, as applicable.

Section 6.2.            Call/Put.

(a)           At any time during the period commencing on the 10th anniversary of the date of this Agreement and ending on the 13th anniversary of the date of this Agreement, Cablevision Member (or its designee(s)) shall have the right (the “Call”) to purchase Tribune Member’s entire Company Interest for the Fair Market Value of the Tribune Member’s Company Interest (the “Call Price”).  To exercise the Call, Cablevision Member shall give written notice (the “Call Notice”) to Tribune Member, which notice shall specify what Cablevision Member determines to be the Call Price (the “Cablevision Member Call Price”).  Any such sale shall be effected for cash on the date which is the 20th day following the date of the Call Notice, or (if not a Business Day) the next following Business Day (the “Call Closing Date”), subject to extension as provided in Section 6.2(c) below.

(b)           At any time during the period commencing the day after the 13th anniversary of the date of this Agreement and ending on the date that is six months following such date (the “Put Period”), Tribune Member shall have the right (the “Put”) to sell to the Company or, in Cablevision Member’s sole discretion, to Cablevision Member (or its designee(s)) Tribune Member’s entire Company Interest for the Fair Market Value of the

Tribune Member’s Company Interest (the “Put Price”).  In the event that, at the time that the Tribune Member exercises the Put, the Company is prohibited by applicable Law from purchasing the Tribune Member’s Company Interest (and the Cablevision member does not elect to purchase of have a designee purchase such Company Interest), the Put Period shall be extended to the date that is six months following the date that the Company is no longer prohibited from purchasing such Company Interest.  To exercise the Put, Tribune Member shall give written notice (the “Put Notice”) to the Company and Cablevision Member specifying what Tribune determines to be the Put Price (the “Tribune Member Put Price”).  Any such sale shall be effected for cash on the date which is the 30th day following the date of the Put Notice, or (if not a Business Day) the next following Business Day (the “Put Closing Date”), subject to extension as provided in Section 6.2(c) below.

(c)           The closing of the purchase and sale of Tribune Member’s Company Interest pursuant to this Section 6.2 (the “Call/Put Closing”) shall be held at the principal office of the Company on the Call/Put Closing Date, or at such other place or on such other date as the parties may agree.  At the Call/Put Closing, Cablevision Member or the Company, as the case may be shall purchase (or cause its designee(s) to purchase) all but not less than all of Tribune Member’s Company Interest for the Call Price or Put Price, as the case may be, and against payment of the Call Price or Put Price, as the case may be, in cash, Tribune Member shall deliver all such documents and instruments as are reasonably necessary to transfer, and shall be deemed to have transferred to and have represented and warranted to Cablevision Member or the Company, as the case may be that it has transferred, good title to Tribune Member’s Company Interest, free and clear of all Security Liens, claims and other encumbrances, other than those created by this Agreement.  The obligation of Cablevision Member or the Company, as the case may be, and Tribune Member to proceed with the Call/Put Closing shall be conditioned upon, and the scheduled Call/Put Closing Date shall be extended to 10 days following the later to occur of, (x) the receipt of all material Governmental Actions/Filings that may be required in connection with the purchase and sale of Tribune Member’s Company Interest or, if applicable, (y) the final determination of the Call Price or Put Price, as applicable, in accordance with the procedure set out in Section 6.5.

Section 6.3.            Right of First Refusal.

(a)           In the event that, at any time, Tribune Member receives and desires to accept a written offer (a “Third Party Offer”) from a Third Party a (“Third Party Purchaser”) to purchase for cash all of its Company Interest, Tribune Member shall promptly provide written notice thereof to Cablevision Member.  Such notice shall include a copy of the Third Party Offer.

(b)           Without limitation of its consent rights under the first sentence of Section 6.1 if it does not exercise its right to purchase such Company Interest, Cablevision Member (or its designee(s)) shall also have the option, exercisable by written notice to Tribune Member (the “ROFR Notice”) within 20 days after receipt of notice of the Third Party Offer from Tribune Member, to purchase (or to have its designee(s) purchase) Tribune Member’s Company Interest at the same price and on the same terms and conditions, as contained in the Third Party Offer (except as provided in Section 6.3(d) below).

(c)           The closing of any purchase and sale of Tribune Member’s Company Interest as provided in Section 6.3(b) shall occur within 20 days after the expiration of the Option Period (which date shall be extended to 10 days following the later to occur of, the receipt of all material Governmental Actions/Filings that may be required in connection with the purchase and sale of Tribune Member’s Company Interest), at a location, date and time specified by the purchaser thereof (or such other place, date and time agreed upon by Cablevision Member and Tribune Member).  At the closing of any such purchase and sale with the Cablevision Member, Tribune Member shall transfer its Company Interest to Cablevision Member (or its designee(s)), free and clear of all Security Liens, claims and other encumbrances other than those created by this Agreement.  Such transfer will be evidenced by an assignment and assumption agreement in form and substance reasonably satisfactory to Cablevision Member.

(d)           If Cablevision Member shall fail to elect pursuant to the terms of this Section 6.3 to purchase Tribune Member’s Company Interest or at any time shall notify Tribune Member of its election not to purchase such Company Interest, then, subject to Cablevision Member’s consent as provided in Section 6.1, Tribune Member shall be free, for a period of 30 days thereafter, to sell its Company Interest to the Third Party Purchaser identified in the notice of the Third Party Offer, but only to that Third Party Purchaser and only upon terms and conditions no less favorable to Tribune Member than those contained in the Third Party Offer.

Section 6.4.            Tag- and Drag-Along.

(a)(i)        If Cablevision Member determines to sell all or part of its Company Interest to a Third Party purchaser in a transaction that will close following the 10th anniversary of the date of this Agreement, Cablevision Member (a “Specified Sale”) (x) shall give Tribune Member at least 30 days advance written notice of the scheduled closing date of such transaction if the transaction will result in Cablevision Member owning a Percentage Share of less than 50% (a “Potential Tag Notice”) or (y) may, if it elects to exercise its Drag right, give Tribune Member at least 30 days advance written notice of the scheduled closing date of any Specified Sale (a “Drag Notice”), which notice shall include a description of the terms and conditions of such transaction.

(ii)           If requested by Cablevision Member in the Drag Notice, Tribune Member shall be obligated to sell (a “Drag”) a portion (which may be 100%) of its Company Interest equal to the same percentage of the aggregate Percentage Share of the Cablevision Member being sold in such transaction (e.g. if the Cablevision Member is selling 50% of its Company Interest, then it may Drag 50% of the Company Interest of the Tribune Member).  If requested by Tribune Member by written notice to Cablevision Member (a “Tag Notice”) delivered within 10 days of Tribune Member’s receipt of a Potential Tag Notice, Tribune Member shall be permitted to sell (a “Tag”) a portion of Tribune Member’s Company Interest equal to its pro rata share (based on Percentage Shares) of the aggregate Company Interests to be sold in such transaction)..   Any such sale described in this clause (ii) shall be at the same time and on the same terms and conditions as Cablevision Member sells its Company Interest and subject to the terms and conditions set forth in this Section 6.4 and, if applicable, Section 6.5, and except as provided in Section 6.4(b) below each Member shall bear or receive its pro rata share (based on Percentage Shares of the aggregate Company Interests being sold in such transaction) of the benefits and burdens of such transaction.

(b)           If any portion of the consideration that would otherwise be paid to Tribune Member in connection with a Tag or a Drag is not cash, then, at Cablevision Member’s option (which, in the case of a Drag, shall be exercised in the  Drag Notice or, in the event of a Tag, shall be exercised by written notice delivered within 10 days of Cablevision Member’s receipt of Tribune Member’s Tag Notice (a “Tag Response”)), (i) Tribune Member shall at the closing of the transaction be paid in cash the Fair Market Value of the non-cash consideration which would otherwise be payable for Tribune Member’s Company Interest (in lieu of such non-cash consideration) (the “Tag/Drag-Along Price”), as determined in accordance with the procedure set out in Section 6.5, and (ii) Cablevision Member’s Drag Notice or Tag Response, as applicable, shall specify Cablevision Member’s determination of the Tag/Drag-Along Price (the “Cablevision Member Tag/Drag-Along Price”).

6.5           Valuation Amount Determination Mechanism.

(a)           If Tribune Member disagrees with the Board’s determination of the Valuation Amount as provided in Sections 3.1(b), 8.3 or clause (b) of the definition of Agreed Value, or Tribune Member disagrees with the Cablevision Member’s determination of the Valuation Amount pursuant to Section 6.2(a) or 6.4(b), or the Cablevision Member disagrees with Tribune Member’s determination of the Valuation Amount as provided in Section 6.2(b) (the notice setting forth such Valuation Amount delivered to such Member is referred to herein as the “Initiating Notice”), the Member disagreeing with such determination of the Valuation Amount (the “Disputing Member”) shall deliver to the other Member notice of such dispute within 10 days of its receipt of the  Initiating Notice (a “Dispute Notice”).  The Dispute Notice shall set forth the initial determination of the Disputing Member of the Valuation Amount.

(b)           The Members shall then negotiate in good faith for 10 days (or for such longer period as they mutually agree) in an effort to reach agreement on the Valuation Amount.  If such negotiation is unsuccessful, the Members shall promptly designate an Appraiser (and, if the parties are unable to agree upon an Appraiser within 7 days of the end of such negotiation period, the Members agree that either Member may apply to the American Arbitration Association solely to appoint such Appraiser, and the Person so appointed by the American Arbitration Association shall be the Appraiser).

(c)           On the 5th day after appointment of the Appraiser, each Member shall simultaneously deliver to the Appraiser a written notice of its final determination of the Valuation Amount (each, a “Valuation Notice”).  The Appraiser shall be instructed to determine within 30 days of its receipt of both Valuation Notices which of the Valuation Amounts submitted by the Members in their Valuation Notice is closer to the actual Valuation Amount, and whichever is determined to be closer shall be the final Valuation Amount.  In making such determination, the Appraiser (x) shall be instructed that the initial determinations of the Value Amount set forth in the Initiation Notice and the Dispute Notice shall not be used as evidence of the actual Valuation Amount or the correctness of either Member’s determination of the Valuation Amount set forth in the Valuation Notice and (y) may request additional submissions of information from the Members (and the Members shall promptly comply).  Such Appraiser’s decision will be final and binding on the parties and the costs for the appraisal (and the fees of the American Arbitration Association, if any) will be borne by the party whose Valuation Amount was not determined by the Appraiser to be closer to the actual Valuation Amount.

Section 6.6.            Additional Provisions Relating to Permitted Dispositions.

(a)           Each Member shall, to the extent reasonably requested from time to time by the other Member, cooperate and cause its Affiliates to cooperate (and, together with the requesting Member, cause the Company and the Company’s Subsidiaries to cooperate) with the requesting Member promptly to (and, in the case of a Member, to cause the Company to) make all filings, give all notices and seek to secure all consents, approvals and waivers (including all Governmental Actions/Filings) that may be required in order to consummate, or otherwise in connection with, a proposed Permitted Disposition; provided, however, that the non-transferring Member shall not be obligated to take, or to cause its Affiliates, the Company or the Company’s Subsidiaries to take, any action that the non-transferring Member reasonably determines involves any material risk (other than any risk attributable to the fact that such action might lead to consummation of the proposed Permitted Disposition) of resulting in a material adverse effect on the business, financial condition, properties, value or prospects of the non-transferring Member (or any of its Affiliates) or the Company.

(b)           Unless and to the extent waived by the non-transferring Member in its discretion, the transferee in a Permitted Disposition shall deliver to the non-transferring Member an agreement, in form and substance reasonably satisfactory to the non-transferring Member, by which such transferee shall: (i) agree, for the benefit of the non-transferring Member (and its Successors), to become a party to and be bound by this Agreement as a “Member” (with the same effect as if the transferee had initially been named herein as the Member making the transfer); (ii) assume and agree to perform when due all of the obligations of the transferring Member under this Agreement; and (iii) make appropriate representations regarding compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder as they apply to the Disposition and such other representations as are reasonable and customary in such a transaction.

(c)           No Permitted Disposition by the Tribune Member shall impair or otherwise release the Tribune Member and its Affiliates from any of their obligations under the Tribune Indemnity Agreement.

Section 6.7.            Effect of Permitted Dispositions.

(a)           Upon consummation of any Permitted Disposition:

(i)            the transferee shall be admitted as a member in the Company and be deemed to be a party to this Agreement as a “Member” (with the same effect as if the transferee had initially been named herein as the Member making the transfer) and succeed to the applicable portion of the Company Interest (including the applicable portion of the Percentage Share) at the time of the transferring Member;

(ii)           the transferred Company Interest shall continue to be subject to all the provisions of this Agreement, including the remainder of this Article 6;

(iii)          the Capital Account (whether positive or negative) of the transferring Member (in proportion to the portion of its Percentage Share transferred)

shall be transferred to the name of such transferee Member at the close of business on the effective date of such Permitted Disposition; and

(iv)          if the transferring Member has transferred its entire Company Interest, subject to Sections 6.7(b) and 10.7, the transferring Member shall cease to be a Member (and accordingly, except as expressly otherwise provided in Sections 6.7(b) or 10.7, shall cease to be responsible for the performance of any of the obligations of a Member under this Agreement).

(b)           No Permitted Disposition (and no resulting withdrawal or resignation of the transferring Member from the Company) shall:

(i)            relieve the transferring Member of any of the liabilities or obligations of the transferring Member under this Agreement required to have been paid or performed prior to the consummation of such Permitted Disposition (or of any liability it may have arising out of any breach, misrepresentation, violation or default by the transferring Member prior to such consummation);

(ii)           result in the termination of, or relieve the transferring Member (or any of its Affiliates) of, or otherwise affect, any of the liabilities or obligations of the transferring Member or its Affiliates under, any agreement between the Company and any Member or any of its Affiliates (each such agreement to continue in effect in accordance with its terms); or

(iii)          dissolve the Company.

Section 6.8.            Effect of Prohibited Dispositions.  No actual or purported Disposition of any Company Interest of a Member (or any portion thereof), or of any other right or interest of a Member under this Agreement, whether voluntary or involuntary, in violation of any provision of this Agreement shall be valid or effective.

ARTICLE 7
Other Activities; Confidentiality

Section 7.1.            Other Activities.

(a)           Without limiting any obligation owed by a Member to the other Member or the Company pursuant to a Contract, no Member owes any duty to any other Member or to the Company.

(b)           Notwithstanding anything to the contrary contained in this Agreement, except to the extent otherwise expressly provided in any Contract between any Person and the Company (including without limitation any Transaction Document), (i) any Member or Affiliate of any Member may engage in, directly or indirectly (including, without limitation, through and any means of any equity or profits interest in any other Person), in other businesses or ventures of any nature or description without regard to whether such businesses or ventures are or may be deemed to be competitive with the Company or its Affiliates, and (ii) no Member or Affiliate of any Member or member of the Board shall be obligated to present or offer to the Company, and any of its Affiliates or any other Member, any particular investment or business opportunity, regardless of whether the Company, such Affiliate of the Company or other Member could take advantage of such opportunity if it were to be presented to the Company, such Affiliate of the Company or such Member, but may avail itself of any such opportunity on its own behalf.

Section 7.2.            Confidentiality.  From and after the date of this Agreement, each Member (other than Cablevision Member and its Affiliates) shall, and shall cause its Affiliates to, maintain the confidentiality of, and shall not use for the benefit of themselves or others, any confidential information concerning the Company or its business (the “Confidential Information”); provided, however, that this Section 7.2 shall not restrict:  (a) any disclosure by a Member or Affiliate thereof of any Confidential Information required to be disclosed by applicable Law or any securities exchange (but only such portion of the Confidential Information that it is legally required to disclose), but if permitted by applicable Law, such Member or Affiliate shall give the Company prompt notice and a reasonable opportunity to contest such disclosure or seek an appropriate protective order; (b) any disclosure on a confidential basis to the attorneys and accountants of such Member or Affiliate; and (c) any disclosure of information that:  (i) is publicly available as of the date of this Agreement; (ii) after the date of this Agreement, becomes publicly available through no fault of the disclosing party; or (iii) is received by such Member or Affiliate from a third party not, to the knowledge of such Member of Affiliate, subject to any obligation of confidentiality with respect to such information.

Section 7.3.            Transactions With Affiliates.

(a)           [Covenant regarding transactions with Affiliates to be copied from Debt Financing agreement.]

(b)           The covenant contained in Section 7.3(a) is intended to be exactly the same in scope as the covenant regarding transactions with Affiliates contained in the agreements governing the Debt Financing and refinancings thereof.  Upon any amendment to the corresponding provision of the agreements governing the Debt Financing or a refinancing of the Debt Financing, if the amended provision or agreements governing such refinancing contain a covenant restricting transactions between the Company and its Affiliates that is different than the covenant contained in Section 7.3(a), then Section 7.3(a) shall be deemed automatically amended to incorporate such different standard.  Any waiver of the covenant restricting transactions with Affiliates contained in the Debt Financing (or any refinancing thereof) by the lenders under the Debt Financing (or any refinancing thereof) shall be deemed a waiver by the Members of the provisions of Section 7.3(a) to the extent of such waiver.

Section 7.4.          Restrictions on Reinvestment of Proceeds of Notes.  Following maturity or other repayment of Retained Notes, the Company shall reinvest, distribute, use to repay debt or otherwise use the proceeds received by it from the repayment of such Retained Notes as determined by the Board in its sole discretion and in a manner not prohibited by the terms of the Debt Financing and, if applicable, the instruments governing the refinancing thereof; provided, however, that (x) any distribution of such proceeds to the Members shall be limited to the excess of such proceeds over the outstanding principal amount of the Debt Financing or any refinancings thereof at such time and (y) no portion of such proceeds shall be invested, reinvested or held in the form of Indebtedness issued by the Cablevision Member or any Affiliate thereof (or any other Member or Affiliate thereof) unless (i) such Indebtedness is “treated as readily tradable in an established securities market” within the meaning of Treasury Regulation Section 15A.453-1(e)(4)(ii), or (ii) such Indebtedness constitutes one or more series of Identical Notes.

ARTICLE 8
Dissolution and Winding-Up of the Company

Section 8.1.            Dissolution.  The Company shall be liquidated and dissolved and its affairs wound up in the manner hereinafter provided only upon the happening of any of the following events:

(i)            the happening of any event that triggers a liquidation of the Company under the Act that cannot be waived by the Members;

(ii)           there being no members of the Company;

(iii)          the determination of the Members by unanimous consent to liquidate the Company; or

(iv)          the sale of substantially all of the Company’s assets.

Section 8.2.            Winding-Up Procedures.  If a dissolution of the Company pursuant to Section 8.1 occurs, subject to the exercise by the Members of any rights they might have under the terms and conditions of this Agreement or the Act, the Board shall proceed as promptly as practicable to wind up the affairs of the Company in an orderly and businesslike manner and distribute the assets thereof, within the time required by Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) (or any successor thereto) if applicable.  A final accounting shall be made by the Members.  As part of the winding up of the affairs of the Company, the following steps will be taken:

(a)           The assets of the Company shall be sold (and the Capital Accounts of each Member adjusted in accordance with Section 4.1 to take into account the Net Income or Net Loss on such sale or sales) except to the extent that, with the approval of the Board in its sole discretion, some or all of the assets of the Company are retained by the Company for distribution to the Members as hereinafter provided.  The Capital Account for each Member shall be adjusted in accordance with Section 4.1 as if the Company sold such retained assets for their Agreed Values and the Net Income or Net Loss from such sale were allocated in accordance with Section 4.2.  Any asset retained for distribution in accordance herewith shall be distributed at its Agreed Value (net of liabilities that the distributee Member is considered to assume or take subject to under Section 752 of the Code).

(b)           The Company shall comply with Section 18-804(b) of the Act.

(c)           Distributions of the assets of the Company after a dissolution of the Company shall be conducted as follows:

(i)            to creditors, including Members and Officers who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Members and former Members under Section 18-601 of the Act;

(ii)           to Members and former Members in satisfaction of liabilities (if any) for distributions under Section 18-601 of the Act; and

(iii)          thereafter, to the Members in proportion to their Capital Account balances.

Section 8.3.            Distribution of Assets to Members Upon Winding-Up.  In the event that the Board proposes to distribute Company Property to the Members in connection with the winding up of the Company, the value of the Company Property shall be determined in good faith by the Board based upon appraisals made by qualified Persons, provided that to the extent that the value of any Company Property to be so distributed to the Tribune Member is determined by the Board to be in excess of $25 million (“Excess Asset”), if Tribune Member disputes the Board’s determination of the value of  Excess Assets (the “Excess Asset Value”), the dispute shall be resolved pursuant to Section 6.5.

Section 8.4.            Deficit Capital Accounts.  No Member shall have any obligation to restore any negative balance in its Capital Account upon dissolution or liquidation of the Company.

ARTICLE 9
Liability of Members and Company Officials; Indemnification

Section 9.1.            Liability of Members and Company Officials.

(a)           Each Member, in its capacity as such, may act (or refrain from acting), solely according to the interests (or the perceived interests) of such Member and none of the foregoing shall be deemed to breach any duty that, pursuant to this Agreement or at law or in equity, such Member otherwise would be deemed to have to the Company or the other Member.  Each member of the Board, in his or her capacity as such, may act (or refrain from acting) solely according to the interests of instructions of the Member that appointed such member of the Board and none of the foregoing shall be deemed to breach any duty that pursuant to this Agreement or at Law, such member of the Board would otherwise be deemed to have to the Company or the Members.  No member of the Board shall owe any duty to the Company or the Members.  All acts and omissions of a member of the Board in such capacity shall be imputed to the Member that appointed such member of the Board, provided that in such context such Member shall have the benefit of the protections afforded such member of the Board and Member pursuant to this Section 9.1 and in Section 7.1.

(b)           To the fullest extent permitted by applicable Law, this Agreement is not intended to, and does not, create or impose any fiduciary duties on the Members or their Affiliates or members of the Board, which duties are hereby waived and eliminated.  None of the Members or their Affiliates or members of the Board will be liable to the Company or any Member for any loss, damage, liability, obligation, fine, claim, action, suit, proceeding, demand, expense, tax or similar item, or any attorney fees relating to any of the foregoing (collectively, “Damages”) suffered or incurred by any Person on account, or by reason, of any claim based on or arising from, any act taken or omitted to be taken in the course of representing or performing services for the Company or otherwise in the capacity as a Member or member of the Board, including for breach of duties, except to the extent that a judgment or other final adjudication adverse to such Member establishes that the acts or omissions of such Member were in violation of any provision of this Agreement.

Section 9.2.            Indemnification.  To the maximum extent permitted by applicable Law, the Company will indemnify the Directors, the Officers and Members and other Indemnitees and hold them harmless from and against all Damages suffered or incurred by them in the course of serving in any office of, or otherwise representing or acting for or on behalf of the Company (in each case within the scope of their authority); provided, however, that, any other provision hereof notwithstanding, any such indemnification will be solely from the net assets of the Company, and no Member will be required to make any capital contribution or otherwise pay any amount from such Member’s own assets as a result thereof.  Upon making a claim for indemnification, the Director, Officer, Member or other Indemnitee may request in writing that the Company advance to him the expenses of defending the claim, action, suit or proceeding giving rise to such indemnification claim and the Company will advance such expenses; provided, however, that at the request of the Board, a Director, Officer, Member or other Indemnitee furnishes the Company with such assurances and security as may be reasonably requested by the Board to assure repayment of the amounts advanced by the Company in the event that a judgment or other final adjudication (in each case which is not subject to appeal) is rendered holding that he was not entitled to be indemnified by the Company pursuant to this Agreement.  The Director, Officer, Member or Indemnitee shall agree to return to the Company amounts advanced by the Company in the event that a judgment or other final adjudication (in each case which is not subject to appeal) is rendered holding that he is or was not entitled to be indemnified by the Company in accordance with this Agreement.

Section 9.3.            Insurance for Article 9 Matters.  The Company may purchase and maintain insurance, on behalf of the Directors, Officers and such other Persons (including the Members) as the Board shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

ARTICLE 10
Miscellaneous

Section 10.1.          Waiver of Rights of Partition and Dissolution.  Each of the Members hereby irrevocably waives all rights it may have at any time to maintain any action for dissolution of the Company, or division or sale of the Company Property, as now or hereafter permitted under the Act or any other applicable Law.  Each Member hereby waives and renounces its rights to seek a court decree of dissolution or to seek the appointment of a court receiver for the Company as now or hereafter permitted under the Act or any other applicable law.  Subject to provisions of Law that cannot be waived by the Members and to circumstances involving a breach of this Agreement by the other Member, each Member covenants that it will not (except with the consent of the Board) file a bill for Company accounting.  Nothing in this Section 10.1 limits the right of either Member to institute or maintain an appropriate action to enforce or exercise any right expressly granted to it under this Agreement.

Section 10.2.          Entire Agreement; No Third Party Beneficiary.  This Agreement and the other Transaction Documents contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement, are merged in and are superseded and canceled by, this Agreement and the other Transaction Documents. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns), other than an Indemnitee under Article 9, any rights or remedies hereunder.

Section 10.3.          Governing Law.

(a)           This Agreement and any disputes arising hereunder or controversies related hereto shall be governed by and construed in accordance with the laws of the State of Delaware that apply to contracts made and performed entirely within such state, except to the extent that the Act is mandatorily applicable.

(b)           Any Action with respect to this Agreement, any matter arising out of or in connection with this Agreement shall be brought exclusively in the state or federal courts sitting in the state of Delaware.  By execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of such Person’s property, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts and appellate courts thereof.  Each party hereto irrevocably consents to service of process in any Action in any of the aforementioned courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 10.5.  Each party hereto hereby irrevocably and unconditionally waives any objection which such Person may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable Law, not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law.  Notwithstanding anything in this Section 10.3(b) to the contrary, each party agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           WAIVER OF JURY TRIAL.  EACH PARTY HERETO, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO PURSUANT TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 10.4.          Amendments and Waivers.  This Agreement and the certificate of formation of the Company may be modified or amended by the Cablevision Member, except as provided in Section 3.5(b).  Any Member may, only by an instrument in writing, waive compliance by any other Member with any term or provision hereof on the part of such other Member to be performed or complied with.  No failure or delay of any Member in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any Member of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the Members hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 10.5.          Notices.  All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.

If to the Company, to:

[                            ]
[                            ]
[                            ]
Facsimile No.: [                        ]
Attention: [                      ]

If to Cablevision Member:

c/o Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY  11714
Fax No.:  (516) 803-2577
Attention:  General Counsel

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York  10004
Facsimile No.: (212) 422-4726
Attention: Kenneth A. Lefkowitz

and a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax No.: (212) 558-3588
Attention:  John P. Mead

If to Tribune Member:

Tribune Company
435 North Michigan Avenue
Chicago, IL  60611
Fax No.:  (312) 222-4206
Attention:  General Counsel

with a copy to:

McDermott, Will & Emery

227 West Monroe Street

Chicago, IL 60606

Fax No.:  (202) 756-8424

Attention:  Blake D. Rubin and Andrea M. Whiteway

Section 10.6.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.6, provided that receipt of copies of such counterparts is confirmed.

Section 10.7.          Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns; provided, however, that, except in connection with Permitted Dispositions, no Member may assign its rights or delegate its obligations, in whole or in part, under this Agreement without the prior written consent of the other Members and pursuant to Article 6.  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 10.8.          Headings.  The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 10.9.          Interpretation; Absence of Presumption.

(a)           For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; (iv) the word “or” shall not be exclusive; and (v) unless the context otherwise requires, any reference to “the parties hereto” or “the parties to this Agreement” shall mean Cablevision Member, on the one hand, and Tribune Member, on the other hand.

(b)           With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 10.10.        Further Assurances.

(a)           From time to time after the date of this Agreement, upon the reasonable request of Cablevision Member, Tribune Member shall, and shall cause its Controlled Affiliates to, execute and deliver or cause to be executed and delivered such further documents and take such further action as Cablevision Member may reasonably request in order more effectively to consummate the transactions contemplated by this Agreement and to carry out the provisions of this Agreement.

(b)           From time to time after the date of this Agreement, upon the reasonable request of Tribune Member, Cablevision Member shall, and shall cause its Controlled Affiliates to, execute and deliver or cause to be executed and delivered such further documents and take such further action as Tribune Member may reasonably request in order more effectively to consummate the transactions contemplated by this Agreement and to carry out the provisions of this Agreement.

Section 10.11.        Business Days.  If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

Section 10.12.        Severability.  Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

[The next page is the signature page]

The parties have caused this Limited Liability Company Agreement to be executed as of the date first written above.

TRIBUNE COMPANY

By:
Name:
Title:

[NMG HOLDINGS, INC.]

By:
Name:
Title:

EXHIBIT A

Certain Definitions

1.             As used in the Agreement, the following terms have the following meanings (terms defined in the singular to include the plural and vice versa and references in this Exhibit A to sections constitute references to sections of the Agreement unless otherwise expressly indicated):

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.

“Action” means any actual or threatened action (at law or in equity), suit, arbitration, hearing, review, inquiry, proceeding or investigation.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) add to such balance any amounts which such Member is obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulation Section 1.704-2(g)(1) and 1.704-2(i)(5); and (b) subtract from such balance the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agent” means, with respect to any specified Person, the officers (or persons performing similar functions), directors (or persons performing similar functions), employees, attorneys, auditors and agents of such specified Person.

“Agreed Value” means: (a) with respect to all property hereafter transferred to the Company as a Capital Contribution, the Fair Market Value of the property on the date that it is contributed to the Company as determined by the Board (subject to Section 6.5); and (b) with respect to all property distributed by the Company to a Member, the Fair Market Value of the property on the date of distribution as determined by the Board (provided that to the extent that the value of any such distribution (the “Excess Distribution Value”) to the Tribune Member as determined by the Board is in excess of $25 million (“Excess Distributions”), if the Tribune Member disputes the Excess Distribution Value of such Excess Distributions, the dispute shall be resolved pursuant to Section 6.5); and (c) with respect to the revaluation of Company Property in accordance with the last sentence of Section 4.1(a), the Fair Market Value of such Company Property at the time of the event requiring such revaluation as determined by the Board.

“Appraiser” means an independent appraiser or investment bank of national reputation with experience in valuing businesses such as the Company, and who has no material relationship with any Member or Affiliate thereof.

“Auditors” means the registered public accountant of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law to close.

“Call/Put Closing Date” means the Call Closing Date or Put Closing Date, as applicable.

“Capital Account” means the capital account of a Member in the Company, calculated as set forth in Section 4.1(a).

“Capital Contributions” means the sum of the amount of cash and the Agreed Value of property contributed by a Member to the capital of the Company pursuant to Sections 1.3(a), 1.3(b) or 3.1.

“Claims” means any and all actions, claims, demands, causes of action, suits at law or in equity, verdicts, or judgments, including any of the foregoing based upon Contract, breach of Contract, breach of warranty (express or implied) or covenant, tort, negligence, gross negligence, recklessness, fault, strict liability, misrepresentation, fraud, quantum meruit, breach of fiduciary duty, violation of statutes or administrative regulations or any other legal or equitable theory, whether presently known or unknown, developed or undeveloped, discovered or undiscovered.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means the limited liability company formed under the Act pursuant to the Agreement.

“Company Interest” means, with respect to any particular Member, the entire limited liability company interest (as such term is defined in the Act) of such Member, including: (a) (x) such Member’s rights to share in the income, gain, loss, deductions and credits of, and the right to receive distributions from, the Company, and (y) all other rights, benefits and privileges enjoyed by such Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including rights to vote, consent and approve or otherwise participate in the management of the Company (in the case of a partial transfer of the Cablevision Member’s Company Interest, other than rights granted specifically to the Cablevision Member).

“Company Minimum Gain” means, with respect to each Nonrecourse Liability of the Company, the amount of gain (of whatever character) that would be realized by the Company if it disposed of the Company Property subject to such liability in a taxable transaction in full satisfaction of such liability (and for no other consideration), and by then aggregating the amounts so computed.  It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulation Section 1.704-2(d), including without limitation the requirement that if the book value of property (as determined for purposes of computing Net Income and Net Loss) subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such book value.

“Company Nonrecourse Liabilities” means nonrecourse liabilities (or portions thereof) of the Company for which no Member bears the Economic Risk of Loss.

“Company Official” means: (a) an Officer or Director; or (b) an individual serving at the request of the Company in another Person (x) in a similar capacity as that referred to in clause (a) or (y) as a director (or in a similar capacity), or as a trustee (or similar fiduciary capacity), with respect to such Person.

“Company Property” means all property, whether real or personal, tangible or intangible, owned by the Company (or treated as owned by the Company for federal income tax purposes).

“Consolidated Assets” means, in relation to any specified Person, the consolidated assets of such specified Person and its subsidiaries determined in accordance with GAAP.

“Contract” means any oral or written agreement, instrument, contract, undertaking, mortgage, indenture, lease, license or other binding understanding.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.  The term “Controlled” shall have a correlative meaning.

“Controlled Affiliates” means (i) in the case of Cablevision Member, Affiliates of Cablevision Member that are Controlled by Cablevision Systems Corporation, and (ii) in the case of Tribune Member, Affiliates of Tribune Member that are Controlled by Tribune Company.

“Debt Financing” has the meaning set forth in the Formation Agreement.

“Disposition” means:  (a) any sale, assignment, alienation, gift, exchange, conveyance, transfer, pledge, hypothecation, granting of a security interest or other disposition or attempted disposition whatsoever, whether voluntary or involuntary; or (b) the coming into existence, whether voluntarily or involuntarily, of any Security Lien other than a Security Lien (as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced) for taxes, assessments and governmental charges or levies, or any other Security Lien imposed or arising by operation of law for any liabilities or obligations, which taxes, assessments, governmental charges or levies, or other liabilities or obligations, as the case may be, are either (w) not yet due and payable, (x) due but payable without penalty, (y) not overdue for a period of more than 30 days or (z) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained.  For the avoidance of doubt, it is understood and agreed that a statutory conversion of a Person into another form of Person does not constitute a Disposition.  The term “Dispose” means to make or consummate a “Disposition.”

“Distributable Cash” means such cash generated by the Company’s income from operations and other sources as determined by the Board in its sole discretion, reduced by amounts that the Board determines in its sole discretion to be retained by the Company to meet, satisfy or establish, or to be used for, expenses, reserves, debt and interest payments, capital expenditures, acquisitions, dispositions, contingencies or other purposes.

“Dollar” or “$” means lawful currency of the United States of America.

“Economic Risk of Loss” with respect to any liability of the Company means the economic risk of loss borne by a Member with respect to such liability as determined under Treasury Regulation Section 1.752-2.

“Excluded Accounts Receivable” shall have the meaning specified in the Formation Agreement.

“Fair Market Value” means, as to any Company Interest or other property, the price at which a willing seller would sell, and a willing buyer would buy, such property having full knowledge of the relevant facts, in an arm’s-length transaction without either party having time constraints, and without either party being under any compulsion to buy or sell.  For purposes of Section 6.2, the Fair Market Value of Tribune’s Company Interest shall be the amount that the Tribune Member would receive if the Company sold all of its assets at Fair Market Value, paid or reserved for all liabilities, expenses and contingencies, and liquidated.

“Federal Bankruptcy Code” means Title 11 of the U.S. Code, or any successor statute thereto.

“Final Determination” means (1) a decision, judgment, decree or other order by any court of competent jurisdiction, which binds either Member and has become final and nor subject to further appeal, (ii) a closing agreement which binds either Member entered into under Section 7121 of the Code or any other binding settlement agreement with the Internal Revenue Service entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of Internal Revenue Service administrative proceedings which binds either Member if a judicial contest is not or is no longer available or, in the sole discretion of either Member, is not to be commenced or continued.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as applied by the Company from time to time.

“Governmental Action/Filing” means any authorization, consent, order, clearance (including expiration or termination of a specified waiting period), permit, license, waiver, approval or similar action of, or registration, declaration or other filing with, any Governmental Authority.

“Governmental Authority” means any governmental or quasi-governmental authority, including: (a) the United States or any other country, any state, province, territory or possession of the United States or any other country, and any local or other governmental body, or other political subdivision, in or of any of the foregoing; and (b) any agency, board, bureau, court, commission, department, instrumentality or administration of any of the forgoing.

“Identical Notes” means, with respect to an issue of New Public Notes, notes or other debt securities that (i) are issued under the same indenture as the New Public Notes; (ii) are identical with respect to interest rate, interest payment terms, maturity date, ranking, security, redemption and defeasance rights, scheduled and unscheduled payment obligations, covenants, events of default and modification and amendment terms as the New Public Notes; (iii) are treated by the issuer as “readily tradable in an established securities market” within the meaning of Treasury Regulation Section 15A.453-1(e)(4)(ii) and “readily tradable on an established securities market” within the meaning of Treasury Regulation 1.704-1(b)(2)(iv)(d)(2); and (iv) are in an aggregate principal amount that does not exceed sixty-five percent (65%) of the aggregate principal amount of the New Public Notes.

“Indebtedness” means, with respect to any Person:  (a) indebtedness for borrowed money of such Person and its Subsidiaries (including any overdrafts); (b) obligations of such Person and its Subsidiaries evidenced by notes, bonds, debentures or similar instruments (other than capital lease obligations); (c) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or any of its Subsidiaries; (d) obligations of such Person or any of its Subsidiaries under acceptance, letter of credit or similar facilities; (e) capital lease obligations of such Person and its Subsidiaries; (f) indebtedness of the type described in clause (a) above guaranteed directly or indirectly in any manner by such Person or any of its Subsidiaries including interest and penalties thereon; and (g) indebtedness of the type described in clauses (a) and (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Lien on assets or property owned by such Person or any of its Subsidiaries.

“Indemnitee” means a present or former Company Official that (i) at any time during the period when he or she was a Company Official also was a director, officer or employee of an entity that was then a Member or of an Affiliate of such entity or (ii) is specified in any instrument executed by the Company to be an “Indemnitee”.

“Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

“Melville Lease” shall have the meaning specified in the Formation Agreement.

“Members” means Tribune Member, Cablevision Member and any other Person admitted as a member of the Company, in each case so long as such Person remains a member of the Company.

“Member Nonrecourse Debt” means any nonrecourse debt of the Company for which any Member bears the Economic Risk of Loss.

“Minimum Gain Attributable” to a Member Nonrecourse Debt, with respect to any Member Nonrecourse Debt, shall mean the same as the partner’s share of partner nonrecourse debt minimum gain as provided in Treasury Regulation Section 1.704-2(i)(5).

“Net Income or Net Loss” means, for any taxable year of the Company, the taxable income or loss, respectively, of the Company for federal income tax purposes, except that: (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing taxable income or loss shall be added to such taxable income or subtracted from such loss; (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account under this definition (any such expenditures being referred to for purposes of the Agreement as “Section 705(a)(2)(B) Expenditures”) shall be subtracted from such taxable income or added to such loss; (c) an amount of gain or loss that would have been recognized by the Company if property distributed by the Company to a Member had instead been sold in a taxable disposition for its Agreed Value at the time of distribution shall be taken into account; and (d) items of income, gain, loss and deduction (including depreciation, cost recovery, and amortization deductions) relating to property contributed by a Member to the Company or revalued pursuant to the last sentence of Section 4.1(a) shall be determined in accordance with Treasury Regulation Section 1.704-3(d) (or, in the case of Company Property with respect to which the Tax Matters Member has elected to use a method other than the remedial method pursuant to Section 4.3(a), in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g)).  Except as otherwise provided in the regulations issued under Section 704(b) of the Code, such amounts shall be computed without regard to any basis adjustment for federal income tax purposes under Sections 732, 734 and 743 of the Code resulting from an election under Section 754 of the Code.

“New Public Notes” means an issue of notes or other debt instruments that (i) have an aggregate face principal amount of at least $500 million held by Persons other than the Cablevision Member and Affiliates or any other Member or Affiliate thereof (other than the Tribune Member and Affiliates thereof), (ii) are on the date the Identical Notes are transferred to the Company and thereafter as freely tradable free of resale restrictions under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “1933 Act”) as such New Public Notes would be if they were issued in a transaction registered under the 1933 Act, and (iii) are on the date the Identical Notes are transferred to the Company traded in substantially the same manner as the Registered Notes traded on the date the Notes were contributed to the Company or in a manner that provides comparable or greater liquidity.

“Newsday Assets” has the meaning set forth in the Formation Agreement.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the Economic Risk of Loss.

“Notes” has the meaning set forth in the Formation Agreement.

“Option Period” means the period commencing on the date Tribune Member gives notice of a Third Party Offer to Cablevision Member and ending on the date that Cablevision Member gives Tribune Member the ROFR Notice or, if no ROFR Notice is given, 60 days following the date Tribune Member gives notice of a Third Party Offer to Cablevision Member.

“Percentage Share” means, with respect to each Member, as set forth in Section 1.1(c), subject to adjustment as provided in this Agreement.

“Permitted Disposition” means a direct transfer of a Company Interest permitted or required pursuant to Article 6.

“Person” means any individual, corporation, partnership (including any general, limited or limited liability partnership), limited liability company, joint venture, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity or association.

“QIB” means a “qualified institutional buyer”, as such term is defined in Rule 144A under the Securities Act of 1933, as amended.

“QP” means a “qualified purchaser”, as such term is defined in Section 3(c)(7) under the Investment Company Act of 1940, as amended.

“Registered Notes” shall have the meaning specified in the Formation Agreement.

“Retained Notes” means the Notes, and any Identical Notes purchased by the Company with the proceeds of Notes and Identical Notes.

“Section 705(a)(2)(B) Expenditure” has the meaning ascribed to that term in the definition of “Net Income or Net Loss.”

“Security Lien” means any pledge, lien, mortgage or security interest (of any nature whatsoever) securing the payment or performance of any liability or other obligation.

“Special Distribution Amount” shall have the meaning specified in the Formation Agreement.

“Specified Amount” has the meaning specified in the Formation Agreement.

“Subsidiary” means, with respect to any specified Person, each of: (a) any other Person not less than a majority of the overall equity in which is beneficially owned, directly or indirectly, by such specified Person; (b) any other Person in respect of which such specified Person has the power, directly or indirectly, to elect a majority of the board of directors or other persons performing similar functions (it being understood that such other persons performing similar functions may include, for example and without limitation, the board of directors of the sole, or managing, corporate general partner of a limited partnership or the members of a management committee of a partnership, limited partnership or limited liability company performing functions similar to that of a board of directors); and (c) without limitation of clauses (i) and (ii), any other Person who or which, directly or indirectly, is Controlled by such specified Person (it being understood, with respect to each of clauses (a) and (b), that a pledge for collateral security purposes of an equity interest in a Person shall not be deemed to affect the ownership of such equity interest except to the extent that the pledgee exercises its remedies and disposes of such equity interest).

“Successor” means: (a) with respect to any current Member, any future Member which is a direct or indirect transferee (whether by Permitted Disposition, merger, consolidation or otherwise) of the Company Interest of such current Member; and (b) with respect to any former Member, the current Member which is the direct or indirect transferee (whether by Permitted Disposition, merger, consolidation or otherwise) of the Company Interest of such former Member.

“Tax Matters Member” means the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) of the Company.

“Third Party” means any Person other than: Tribune Member or Cablevision Member or any Affiliate of Tribune Member or Cablevision Member.

“Transaction Documents” has the meaning set forth in the Formation Agreement.

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

“Tribune Indemnity Agreement” shall have the meaning specified in the Formation Agreement.

“Valuation Amount” means (i) the Contributed Asset Value of Excess Contributions,  (ii) the Company FMV, (iii) the Call Price, (iv) the Put Price, (v) the Tag/Drag-Along Price, (vi) the Excess Asset Value of Excess Assets or (vii) the Excess Distribution Value of Excess Distributions, as applicable.

“Wholly-Owned Affiliate” shall mean, in respect to a Member, the Controlled Affiliates of such Member, other than those in which any Person who is not an Affiliate of such Member holds an equity interest.

2.             The following Glossary of Defined Terms sets forth the location of the definitions of certain other defined terms used in the Agreement:

GLOSSARY OF DEFINED TERMS

Agreement	Preamble
Board	2.2
Cablevision Directors	2.2
Cablevision Member	Preamble
Cablevision Member Call Price	6.2(a)
Cablevision Member Tag/Drag-Along Price	6.4(b)
Call	6.2(a)
Call Closing Date	6.2(a)
Call Notice	6.2(a)
Call Price	6.2(a)
Call/Put Closing	6.2(c)
Company FMV	3.1(b)
Confidential Information	7.2
Contributed Asset Value	3.1(b)
Damages	9.1(b)
Director	2.2
Dispute Notice	6.5(a)
Disputing Member	6.5(a)
Drag	6.4(a)(ii)
Drag Notice	6.4(a)(i)

Excess Asset	8.3
Excess Asset Value	8.3
Excess Contributions	3.1(b)
Formation Agreement	Preamble
Initiating Notice	6.5(a)
Interest Change Date	4.2(i)
Melville Debt Financing	4.4(c)
Melville Distribution	4.4(c)
Melville Premises	3.1(b)
Member Nonrecourse Deductions	4.2(d)
Officers	2.4(a)
Potential Tag Notice	6.4(a)(i)
Put	6.2(b)
Put Closing Date	6.2(b)
Put Notice	6.2(b)
Put Period	6.2(b)
Put Price	6.2(b)
ROFR Notice	6.3(b)
Special Distribution	1.3(d)
Specified Sale	6.4(a)(i)
Tag	6.4(a)(ii)
Tag Notice	6.4(a)(ii)
Tag Response	6.4(b)
Tag/Drag-Along Price	6.4(b)
Third Party Offer	6.3(a)
Third Party Purchaser	6.3(a)
Tribune Director	2.2
Tribune Member	Preamble
Tribune Member Put Price	6.2(b)
Valuation Notice	6.5(c)